FOR IMMEDIATE RELEASE

Evans Bancorp Reports Second Quarter 2006 Financial Results• Net loans increased 12.0% second quarter 2006 over second quarter 2005

ANGOLA, NY, July 27, 2006 – Evans Bancorp, Inc. (NASDAQ: EVBN), a financial services company serving Western New York, today reported net income of $1.071 million and earnings per diluted share of $0.39 for the second quarter which ended June 30, 2006. This compared with net income of $1.175 million and earnings per diluted share of $0.44 for the second quarter of 2005. On a year-to-date basis, net income was up to $2.477 million in fiscal 2006 from $2.437 million in fiscal 2005, or on a diluted per share basis was up to $0.91 in fiscal 2006 from $0.90 in fiscal 2005.

The decrease in net income for the quarter resulted primarily from higher expenses on relatively flat revenue. Higher expenses reflect the addition of personnel and increased marketing expenses that the Company has incurred as it addresses its strategy to grow the Company’s retail loan volume and deposits. Although net average loans and leases for the quarter grew 13.8% over the same period last year, revenue was challenged by net interest margin pressures experienced from the flat to inverted yield curve arising as a result of the rise in short-term interest rates driven by the Federal Reserve Bank Open Market Committee’s monetary policy decisions. Also impacting revenue was a soft insurance market, as insurance premiums have generally decreased throughout the property and casualty insurance industry. Policy renewal volume remained strong.

James Tilley, Evans’ President and CEO, commented, “Although we believe we are making progress in growing our loan portfolio and core deposit base, we have been challenged by the continued rise in short-term interest rates and the more rapid increase in the cost of funds relative to the income gained from earning assets. We intend to continue to focus our efforts in maturing our relatively new branch structure to develop more core relationships with businesses and consumers to help manage in the difficult current rate environment. We have invested in personnel and marketing activities for the long term growth of the Company and will manage our cost structure to operate as efficiently as possible. What’s important is for us to grow revenue by winning quality relationships in the competitive landscape in which we operate.”

Revenue and Expenses
Total interest income for the second quarter of 2006 was $6.5 million, up $0.8 million, or 13.6%, from the same period last year. Interest income from loans and leases increased 25.9% to $4.9 million on a larger loan base. Approximately $0.4 million of the increase in loan and lease interest income was related to the Company’s national leasing subsidiary’s growth in revenue. Net loans were $269.4 million at the end of the second quarter this year, up $28.9 million, or 12.0%, from $240.5 million a year ago. Higher interest income was more than offset by a 37.6% increase in interest expense of $2.9 million compared with $2.1 million in the second quarter last year. Higher expenses reflect elevated interest paid on deposits. Rising interest rates increase the cost of funds, but also provide higher interest earnings on adjustable rate loans and new loans processed at the higher rates, however, loans tend to reprice slower than deposits and borrowings.

The Company’s net interest margin for the quarter was 3.43%, relatively flat compared with last year’s second quarter net interest margin of 3.45%. Net interest income after the provision for loan losses was $3.4 million in the second quarter 2006 and 2005. A slightly higher provision for loan loss reflects the larger loan base.

Total non-interest income for the second quarter of 2006, approximately 28% of total revenue, was $2.5 million, an increase of 1.3% over the second quarter of 2005. The increase was primarily from other miscellaneous non-interest income. This increase was from loan-volume driven revenue which includes commercial prepayment penalties and lease fee income. This increase was partially offset by a $0.1 million decrease in life insurance proceeds which were received in fiscal 2005. Insurance service and fees were relatively flat in the second quarter of 2006 compared with the second quarter of 2005 due to the soft insurance market and decreases in property and casualty premiums on both the commercial and retail lines of business.

Non-interest expense for the second quarter of 2006 was $4.5 million, up $0.2 million, or 4.2% from the second quarter of 2005. Salaries and employee benefits increased $0.2 million, or 7.0%, due to annual merit pay increases and additional staffing. Increases in advertising and public relations expense reflect the timing of promotional campaigns related to Evans National Bank’s redesign of its retail deposit product suite to improve sales opportunities. The effective tax rate for the quarter was 23.9% compared with a rate of 27.1% from the same period last year, primarily due to the higher composition of tax advantaged banking division income in 2006.

Balance Sheet Trends and Asset Quality
At June 30, 2006, total assets were $468.1 million compared with $462.5 million at June 30, 2005 and $468.5 million at December 31, 2005. Net loans increased 12.0% to $269.4 million from $240.5 million at June 30, 2005, and increased 4.9% from $256.8 at December 31, 2005. The higher loan balances can be attributed to a strong construction and purchase money residential mortgage market, continued planned growth in the small-ticket equipment leasing operation and moderately strong commercial mortgage demand, despite an unusually high degree of prepayment activity. Deposits decreased 5.3% compared with the second quarter last year, but increased 1.8% compared with December 31, 2005 to $343.0 million. The Bank purposely did not retain some higher cost short-term certificates of deposit because of increasing rates. To offset the decrease in certificates of deposit, the Bank has re-energized its focus on core deposits through redesigning its retail deposit product suite.

The allowance for loan losses to total loans was 1.32% compared with 1.23% at December 31, 2005, while nonperforming loans to total loans decreased to 0.37%, a 36 basis point improvement over June 30, 2005.

Shareholders’ equity was $37.2 million as of June 30, 2006, up from $36.8 million at the end of the second quarter last year.

Outlook
Mr. Tilley adds, “We experienced a challenged quarter as did many other banks as a result of the interest rate environment. We intend to continue to redeploy assets into higher-yielding loan products and concentrate on our core deposit growth in the Banking division. In our Insurance division, soft pricing has squeezed our margins, but we are building a good pipeline of business with an effort to offset the soft prices with volume. We are making selective acquisitions to capture more of the Western New York property and casualty insurance market such as Fire Services Agency, Inc., which was acquired on June 1, 2006. This acquisition, similar to other purchases we have executed, effectively brings us a profitable book of business without using much in the way of additional resources.”

A conference call will be held with Company management at 11:00 a.m. (ET) on Friday, July 28, 2006 to discuss our results for the second quarter 2006 at 1-866-272-9941 (request Q2 Evans Bancorp Inc., Earnings Conference Call – passcode 84469016). An audio recording will be available beginning one hour after the call through August 4, 2006 at 11:59 p.m., and may be accessed at 1-888-286-8010, passcode 27554395. The call will also be simultaneously broadcast live over the Internet through a link located at the following location: http://www.evansbancorp.com and will be archived at the same location, accessible for one year following the call. There is no charge to access either event.

About Evans Bancorp, Inc.
Evans Bancorp, Inc., a financial holding company, is the parent company of Evans National Bank, a commercial bank with approximately $468 million in assets and $343 million in deposits. The Bank has 10 branches located in Western New York . Evans National Leasing, Inc., a wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company with customers throughout the U.S. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates, a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds

More information on Evans Bancorp, Inc and Evans National Bank can be found at its websites: www.evansbancorp.com and www.evansnationalbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

For more information contact:	-OR-
Mark DeBacker, Treasurer	Deborah K. Pawlowski, Kei Advisors LLC

Phone: (716) 926-2000 Email: mdebacker@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended
	June 30,
	2006	2005
Performance ratios, annualized
Return on average total assets	0.92%	1.02%
Return on average stockholders’ equity	11.60%	13.19%
Common dividend payout ratio (TTM)	37.80%	36.10%
Efficiency ratio	71.07%	68.42%
Yield on average earning assets	6.20%	5.46%
Cost of interest-bearing liabilities	3.24%	2.34%
Net interest rate spread	2.96%	3.12%
Contribution of interest-free funds	0.47%	0.33%
Net interest margin	3.43%	3.45%
Asset quality data
Past due over 90 days and accruing	$199	$185
Nonaccrual loans	$813	$1,603
Total non-performing loans	$1,012	$1,788
Other real estate owned (ORE)	$40	—
Total non-performing assets	$1,052	$1,788
Net loan charge-offs (recoveries)	$(12)	$202
Net charge-offs to average total loans	-0.02%	0.34%
Asset quality ratios
Non-performing loans to total loans	0.37%	0.73%
Non-performing assets to total assets	0.22%	0.39%
Allowance for loan losses to total loans	1.32%	1.30%
Allowance for loan losses to non-performing loans	356.13%	177.01%
Capital ratios
Average common equity to average total assets	7.91%	7.72%
Leverage ratio	8.52%	7.90%
Tier 1 risk-based capital ratio	12.52%	12.55%
Risk-based capital ratio	13.68%	13.67%
Book value per share*	$13.65	$13.51
Common shares outstanding
Average-diluted*	2,727,803	2,726,588
Period end basic*	2,727,101	2,724,026

*All June 30, 2005 share and per share data have been adjusted to reflect the five percent stock dividend paid on

December 7, 2005.

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands except share and per share data)

	June 30,	December 31,
	2006	2005
ASSETS

Cash and cash equivalents:

Cash and due from banks	$13,110	$15,635

Securities:

Available for sale, at fair value	143,627	155,610

Held to maturity, at amortized cost	4,429	4,342

Loans and leases, net of allowance for loan and lease losses of $3,604

in 2006 and $3,211 in 2005	269,383	256,810

Properties and equipment, net	8,161	8,151

Goodwill	9,639	9,639

Intangible assets	2,704	2,728

Bank-owned life insurance	9,819	9,586

Other assets	7,193	6,045

TOTAL ASSETS	$468,065	$468,546

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Deposits:

Demand	$68,178	$71,183

NOW	11,636	12,401

Regular savings	89,748	86,558

Muni-vest	34,676	27,521

Time	138,770	139,145

Total deposits	343,008	336,808

Federal funds purchased and agreements to repurchase securities	5,934	8,985

Other short-term borrowings	32,178	34,585

Other liabilities	7,512	6,629

Junior subordinated debentures	11,330	11,330

Long-term borrowings	30,874	33,333

Total liabilities	430,836	431,670

CONTINGENT LIABILITIES AND COMMMITMENTS

STOCKHOLDERS’ EQUITY:

Common stock, $.50 par value; 10,000,000 shares authorized;

2,745,338 and 2,745,338 shares issued, respectively, and

2,727,101 and 2,729,779 shares outstanding, respectively	1,373	1,373

Capital surplus	26,153	26,155

Retained earnings	12,636	11,087

Accumulated other comprehensive loss, net of tax	(2,543)	(1,387)

Less: Treasury stock, at cost (18,237 and 15,559 shares, respectively)	(390)	(352)

Total stockholders’ equity	37,229	36,876

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$468,065	$468,546

*All June 30, 2005 share and per share data have been adjusted to reflect the five percent stock dividend paid on

December 7, 2005.

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended
	June 30,
	2006	2005
INTEREST INCOME
Loans and leases	$4,892	$3,886
Federal funds sold/Interest bearing deposits at other banks	19	63
Securities:
Taxable	1,075	1,257
Non-taxable	483	488

Total interest income	6,469	5,694
INTEREST EXPENSE
Deposits	2,126	1,599
Other borrowings	557	342
Junior subordinated debentures	206	158

Total interest expense	2,889	2,099

NET INTEREST INCOME	3,580	3,595
PROVISION FOR LOAN AND LEASE LOSSES	228	188

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,352	3,407

NON-INTEREST INCOME:
Bank charges	477	500
Insurance service and fees	1,510	1,549
Net gain on sales of securities	-	12
Premium on loans sold	1	3
Bank-owned life insurance	128	103
Life insurance proceeds	-	80
Other	423	260

Total non-interest income	2,539	2,507

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,440	2,280
Occupancy	501	480
Supplies	83	92
Repairs and maintenance	134	146
Advertising and public relations	190	112
Professional services	251	259
Amortization of intangibles	135	127
Other Insurance	90	102
Other	660	704

Total non-interest expense	4,484	4,302

INCOME BEFORE INCOME TAXES	1,407	1,612

INCOME TAXES	336	437

NET INCOME	$1,071	$1,175

Net income per common share-basic	$0.39	$0.44

Net income per common share-diluted	$0.39	$0.44

Cash dividends per common share	$0.00	$0.00

Weighted average number of common shares	2,724,710	2,723,641

Weighted average number of diluted shares	2,727,803	2,726,588

*All June 30, 2005 share and per share data have been adjusted to reflect the five percent stock dividend paid on

December 7, 2005

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except share and per share data)

	Six Months Ended
	June 30,
	2006	2005
INTEREST INCOME

Loans and leases	$9,507	$7,414

Federal funds sold/Interest bearing deposits at other banks	30	99

Securities:

Taxable	2,179	2,402

Non-taxable	957	978

Total interest income	12,673	10,893

INTEREST EXPENSE

Deposits	4,021	2,849

Other borrowings	1,040	786

Junior subordinated debentures	398	301

Total interest expense	5,459	3,936

NET INTEREST INCOME	7,214	6,957

PROVISION FOR LOAN AND LEASE LOSSES	510	339

NET INTEREST INCOME AFTER

PROVISION FOR LOAN LOSSES	6,704	6,618

NON-INTEREST INCOME:

Bank charges	975	988

Insurance service and fees	3,687	3,576

Net gain on sales of securities	-	105

Premium on loans sold	4	12

Bank-owned life insurance	233	206

Life insurance proceeds	-	80

Other	796	568

Total non-interest income	5,695	5,535

NON-INTEREST EXPENSE:

Salaries and employee benefits	4,941	4,647

Occupancy	1,033	988

Supplies	168	197

Repairs and maintenance	271	294

Advertising and public relations	261	273

Professional services	395	548

Amortization of intangibles	265	254

Other Insurance	177	196

Other	1,459	1,390

Total non-interest expense	8,970	8,787

INCOME BEFORE INCOME TAXES	3,429	3,366

INCOME TAXES	952	929

NET INCOME	$2,477	$2,437

Net income per common share-basic	$0.91	$0.90

Net income per common share-diluted	$0.91	$0.90

Cash dividends per common share	$0.34	$0.32

Weighted average number of common shares	2,723,835	2,722,118

Weighted average number of diluted shares	2,725,870	2,725,411

*All June 30, 2005 share and per share data have been adjusted to reflect the five percent stock dividend paid on

December 7, 2005.

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended			Three Months Ended

	June 30, 2006			June 30, 2005

	Average	Interest		Average	Interest

	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/

	Balance	Paid	Rate	Balance	Paid	Rate

	(dollars in thousands)			(dollars in thousands)

ASSETS

Interest-earning assets:

Loans and leases, net	$264,064	$4,892	7.41%	$232,111	$3,886	6.70%

Taxable securities	106,830	1,075	4.03%	133,412	1,257	3.77%

Tax-exempt securities	45,151	483	4.28%	46,371	488	4.21%

Federal funds sold	1,458	19	5.21%	5,188	63	4.86%

Total interest-earning assets	417,503	6,469	6.20%	417,082	5,694	5.46%

Non interest-earning assets:

Cash and due from banks	12,507			10,101

Premises and equipment, net	8,194			8,326

Other assets	28,865			26,157

Total Assets	$467,069			$461,666

LIABILITIES & STOCKHOLDERS’ EQUITY

Interest-bearing liabilities:

NOW	$11,659	$6	0.21%	$12,165	$5	0.18%

Regular savings	87,352	220	1.01%	94,666	194	0.82%

Muni-Vest savings	43,123	458	4.25%	64,377	437	2.71%

Time deposits	142,847	1,442	4.04%	128,648	963	2.99%

Other borrowed funds	53,715	546	4.07%	42,611	332	3.12%

Junior subordinated debentures	11,330	206	7.27%	11,330	158	5.58%

Securities sold U/A to repurchase	6,373	11	0.69%	5,324	10	0.73%

Total interest-bearing liabilities	356,399	$2,889	3.24%	359,121	$2,099	2.34%

Noninterest-bearing liabilities:

Demand deposits	66,149			60,958

Other	7,598			5,962

Total liabilities	$430,146			$426,041

Stockholders’ equity	36,923			35,625

Total Liabilities and Equity	$467,069			$461,666

Net interest earnings		$3,580			$3,595

Net yield on interest earning assets			3.43%			3.45%

Interest rate spread			2.96%			3.12%